NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Canadian Pacific Railway Limited will be held at the Fairmont Palliser Hotel, 133 - 9th Avenue S.W., Calgary, Alberta, at 9:00 a.m. (Mountain Time) on Tuesday, April 20, 2004, for the following purposes:

1.	to receive the consolidated financial statements for the year ended December 31, 2003, and the auditors’ report thereon;

2.	to elect directors;

3.	to appoint auditors; and

4.	to transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 9, 2004, will be entitled to vote at the meeting and are encouraged to participate either in person or by proxy.

By order of the board of directors,

Robert V. Horte	Calgary, Alberta
Corporate Secretary	February 19, 2004

NOTE: Shareholders are entitled to vote at the meeting either in person or by proxy. Registered shareholders of Canadian Pacific Railway Limited wishing to vote by proxy are requested to complete and return the enclosed form of proxy in the envelope provided to the Corporation’s transfer agent, Computershare Trust Company of Canada. Registered shareholders may also vote by telephone or Internet by following the instructions provided on the enclosed form of proxy. Non-registered shareholders should refer to page 4 of the management proxy circular for information on how to vote their shares at the meeting. Proxies must be received by Computershare Trust Company of Canada or Georgeson Shareholder Communications Canada, agents for the Corporation, not less than 24 hours prior to the time fixed for holding the meeting (or any adjournment thereof), in order to be used at the meeting.

Canadian Pacific Railway     1